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                                                                  Exhibit 10.2.1

                      EMPLOYMENT AGREEMENT

     This Employment Agreement, dated as of March 1, 1994, is between NORWALK SAVINGS SOCIETY, a mutual savings bank organized and existing under the laws of the State of Connecticut with headquarters located in Norwalk, Connecticut (the "Bank"), and CHARLES F. HOWELL of Danbury, Connecticut ("Executive").

                            RECITALS

     Executive has worked for the Bank for approximately 25 years, most recently as Executive Vice President and Chief Operating
Officer.

     The Bank desires to enter into an Employment Agreement with Executive for several primary reasons: (1) to provide Executive with additional job security, particularly in the event that the Bank experiences a change-of-control; (2) to provide further incentive to Executive in the discharge of his responsibilities to the Bank; (3) to further define Executive's duties and terms of employment; and (4) to obtain certain contractual commitments from Executive not present in the existing, at-will employment arrangement.

     The Executive desires to enter into an Employment Agreement primarily to obtain contractual commitments from the Bank not present in his existing, at-will employment arrangement.

     The Bank and Executive contemplate that the Bank will: (i) disclose to Executive information concerning the Bank's business affairs, including certain confidential information; and (ii) assist Executive in establishing good will and rapport with certain customers of the Bank. The use by Executive of this information, good will and rapport in competing with or in aiding others in competing with the Bank would have a detrimental effect on future profitable operations of the Bank.

     NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter described, the parties agree as follows:

1. Term of Employment. The Bank agrees to employ Executive, and Executive agrees to accept employment with the Bank for a term commencing on March 1, 1994 and continuing for a period of three (3) years, unless subsequently extended or sooner terminated as provided in this Agreement (the "Employment Period").

2.   Duties.

     (a) During the Employment Period, Executive shall perform the duties and exercise the powers relating to the office of